UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

NORTHSTAR HEALTHCARE INCOME, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Additional information about the annual meeting of stockholders to be held on Thursday, June 18, 2020
On June 4, 2020, NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) issued the following press release related to a change to a virtual-only format for its 2020 annual meeting of stockholders to be held on Thursday, June 18, 2020, beginning at 9:00 a.m. Eastern Time. The following press release supplements NorthStar Healthcare’s proxy statement and other proxy materials, including the Notice of Annual Meeting of Stockholders that accompanies the proxy statement, first mailed to stockholders on or about April 17, 2020.
The press release is being filed as supplemental proxy material with the Securities and Exchange Commission and made available to stockholders on or about June 4, 2020 on NorthStar Healthcare’s website at www.NorthStarHealthcareReit.com under “Investor Relations—Press Releases.”
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT
AND OTHER PROXY MATERIALS.

NORTHSTAR HEALTHCARE ANNOUNCES VIRTUAL-ONLY FORMAT FOR
2020 ANNUAL MEETING OF STOCKHOLDERS
New York, New York, June 4, 2020 – NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) announced today that its 2020 annual meeting of stockholders (the “Annual Meeting”) will be held as a virtual-only meeting at https://viewproxy.com/northstar/2020/ on the previously announced date and time of Thursday, June 18, 2020 at 9:00 a.m. Eastern Time in light of the public health threat caused by the COVID-19 pandemic. NorthStar Healthcare intends to return to an in-person format for future annual meetings of stockholders.
Stockholders of record at the close of business on April 8, 2020 (the “Record Date”) who attend the virtual Annual Meeting and have not already authorized a proxy to vote by mail, telephone or internet, or who wish to withdraw their proxies and vote at the virtual Annual Meeting, will be able to vote at the virtual Annual Meeting using the online meeting website. Such stockholders will have the opportunity to submit questions electronically during the Annual Meeting.
Stockholders as of the Record Date who wish to participate in the virtual Annual Meeting must register in advance by visiting the online meeting website located at https://viewproxy.com/northstar/2020/ prior to 11:59 p.m. Eastern Time on Tuesday, June 16, 2020. Upon registration, such stockholders will receive an email with a unique link and instructions to join the virtual Annual Meeting. Stockholders are encouraged to access the virtual Annual Meeting prior to the start time to leave ample time for check in. Technical assistance will be available for stockholders encountering any difficulties registering or accessing the virtual Annual Meeting. The technical support contact information will appear on the online meeting website during registration and prior to the start of the Annual Meeting.
Beneficial stockholders holding shares in “street name” through a broker, bank or other nominee who wish to participate in the virtual Annual Meeting must register in advance by (1) obtaining from their broker, bank or other nominee that holds their shares a legal proxy reflecting the number of shares held as of the Record Date and the beneficial stockholder’s name and email address and (2) emailing a copy of their legal proxy to proxy@firstcoastresults.com with the subject “Legal Proxy” prior to 5:00 p.m. Eastern Time on June 16, 2020. Upon registration, such beneficial stockholders will receive an email with a unique link and instructions to join the virtual Annual Meeting.
If stockholders have any questions concerning the virtual Annual Meeting, would like additional copies of the proxy materials or need help voting, please contact NorthStar Healthcare’s proxy solicitor, D.F. King & Co., Inc., at 1-866-207-2239.
Your vote is important. Whether or not stockholders plan to participate in the virtual-only Annual Meeting, NorthStar Healthcare urges stockholders to authorize a proxy to vote in advance of the Annual Meeting by one of the methods described in the proxy materials.
About NorthStar Healthcare Income, Inc.
NorthStar Healthcare, together with its consolidated subsidiaries, was formed to acquire, originate and asset manage a diversified portfolio of equity, debt and securities investments in healthcare real estate, directly or through joint ventures, with a focus on the mid-acuity senior housing sector, which NorthStar Healthcare defines as assisted living, memory care, skilled nursing, independent living facilities and continuing care retirement communities, which may have independent living, assisted living, skilled nursing and memory care available on one campus. NorthStar Healthcare also invests in other healthcare property types, including medical office buildings, hospitals, rehabilitation facilities and ancillary healthcare services businesses. NorthStar Healthcare’s investments are predominantly in the United States, but it also selectively makes international investments. NorthStar Healthcare was formed in October 2010 as a Maryland corporation and commenced operations in February 2013. NorthStar Healthcare elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2013. NorthStar Healthcare conducts its operations so as to continue to qualify as a REIT for U.S. federal income tax purposes.
Contact
Investor Relations, NorthStar Healthcare Income, Inc.
(877) 940-8777
InvestorRelations@northstarhealthcarereit.com